Exhibit 99.1

For further information: Paula Waters, VP, Investor Relations Phone 504/576-4380, Fax 504/576-2897 pwater1@entergy.com
INVESTOR NEWS

April 29, 2011
ENTERGY REPORTS FIRST QUARTER EARNINGS AND
ANNOUNCES AGREEMENTS TO PURCHASE HINDS AND HOT SPRING FACILITIES

NEW ORLEANS –  Entergy Corporation (NYSE: ETR) reported first quarter 2011 earnings of $1.38 per share on as-reported and operational bases, as shown in Table 1 below.  A more detailed discussion of quarterly results begins on page 2 of this release.

Table 1: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
First Quarter 2011 vs. 2010
(Per share in U.S. $)
	First Quarter
	2011	2010	Change
As-Reported Earnings	1.38	1.12	0.26

Less Special Items	-	(0.21)	0.21

Operational Earnings	1.38	1.33	0.05

Weather Impact	0.10	0.17	(0.07)

Operational Earnings Highlights for First Quarter 2011
•	Utility’s results were higher due primarily to higher net revenue driven by increased weather-adjusted sales volumes as well as pricing adjustments from previous rate actions.
•	Entergy Wholesale Commodities’ earnings declined as a result of lower net revenue and lower other income, partially offset by a lower effective income tax rate.
•	Parent & Other’s results were lower due to several individually insignificant items, including higher interest expense on Parent debt.

“Results for the quarter reflect the continued benefits of constructive regulatory decisions,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer.  “The quarter also brought challenges to the business climate for the nuclear industry with the tragic events at the Fukushima Daiichi plant in Japan.  The U.S. Nuclear industry adheres to the most diligent regulations and emergency preparedness through extensive common mode failure analysis and superior defense in depth through design and training and preparation.  As always, we will continue our intense focus on safety and operational excellence in all aspects of our business.  Whatever learning may come from the Fukushima event will be quickly applied to our own emergency preparation and processes.”

Entergy’s business highlights include the following:
•
The Nuclear Regulatory Commission issued Vermont Yankee’s renewed facility operating license. Subsequent to that, two Entergy subsidiaries filed a complaint in federal court to prevent the state of Vermont from forcing the plant to cease operation on March 21, 2012.

•	After comprehensive review and analysis, Entergy proposes joining the Midwest Independent System Operator to provide meaningful long-term benefits for the customers of the Entergy Operating Companies.
•	The Utility announced agreements to acquire the Hot Spring and Hinds energy facilities, with targeted closings by mid-2012.

Entergy’s senior management will host its 2011 Analyst Meeting today in New Orleans to discuss quarterly results and other business matters with investors.  Entergy will webcast its analyst meeting including a presentation by Chief Financial Officer Leo Denault, who will review quarterly results in his presentation.  This webcast is scheduled to begin at 7:30 a.m. CT on April 29th, with Denault’s presentation scheduled to begin at approximately 11:15 a.m. CT.  A question-and-answer session will also be webcast starting at approximately 1 p.m. CT.  The webcast and presentation slides can be accessed via Entergy’s web site at www.entergy.com.

I.	Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for first quarter 2011 versus 2010, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.  Utility’s earnings increased quarter-over-quarter as a result of higher net revenue due largely to increased weather-adjusted sales volume, as well as pricing adjustments from previous rate actions.  Weather was also significantly positive for the quarter, but less favorable than the first quarter of last year.  Entergy Wholesale Commodities’ first quarter 2011 operational earnings were lower than last year as a result of lower net revenue due to both lower generation and lower pricing.  Also contributing to the lower operational results at Entergy Wholesale Commodities was a decrease in other income related to decommissioning trusts.  Partially offsetting the decrease was a lower effective income tax rate due to absence of a charge related to federal healthcare legislation enacted in March of last year.  Parent and Other’s operational results declined in the current period compared to a year ago due to several individually insignificant items, including higher interest expense on Parent debt.  Accretion from Entergy’s share repurchase programs also contributed to increased earnings per share.

Table 2: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures First Quarter 2011 vs. 2010 (see Appendix E for definitions of certain measures)
(Per share in U.S. $)
	First Quarter
	2011	2010	Change
As-Reported
Utility	0.91	0.73	0.18
Entergy Wholesale Commodities	0.68	0.47	0.21
Parent & Other	(0.21)	(0.08)	(0.13)
Consolidated As-Reported Earnings	1.38	1.12	0.26

Less Special Items
Utility	-	-	-
Entergy Wholesale Commodities	-	(0.29)	0.29
Parent & Other	-	0.08	(0.08)
Consolidated Special Items	-	(0.21)	0.21

Operational
Utility	0.91	0.73	0.18
Entergy Wholesale Commodities	0.68	0.76	(0.08)
Parent & Other	(0.21)	(0.16)	(0.05)
Consolidated Operational Earnings	1.38	1.33	0.05
Weather Impact	0.10	0.17	(0.07)

Detailed earnings variance analysis is included in Appendix A-1 to this release.  In addition, Appendix A-2 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy’s net cash flow provided by operating activities in first quarter 2011 was $323 million compared to $674 million in first quarter 2010.  The overall quarterly decrease was due primarily to:
•	Increased pension contributions
•	Decreased deferred fuel cost collections
•	A reduction in Entergy Wholesale Commodities’ net revenue

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with quarterly comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
First Quarter 2011 vs. 2010
(U.S. $ in millions)
	First Quarter
	2011	2010	Change
Utility	133	416	(283)
Entergy Wholesale Commodities	208	289	(81)
Parent & Other	(18)	(31)	13
Total Net Cash Flow Provided by Operating Activities	323	674	(351)

II.	Utility

In first quarter 2011, Utility’s as-reported and operational earnings were $0.91 per share compared to $0.73 per share on the same bases in first quarter 2010.  Earnings for the Utility in the current quarter reflect higher net revenue due to increased sales volume and the net effect of rate adjustments at Entergy Arkansas, Entergy Texas, and Entergy New Orleans.  Despite significantly colder-than-normal weather in the current period, the weather effect declined compared to the near-record-setting colder-than-normal weather experienced in the first quarter of last year.

Electricity usage, in gigawatt-hour sales by customer segment, is included in Table 4.  Current quarter sales reflect the following:
•	Residential sales in first quarter 2011, on a weather-adjusted basis, increased 1.5 percent compared to first quarter 2010.
•	Commercial and governmental sales, on a weather-adjusted basis, decreased 0.8 percent quarter over quarter.
•	Industrial sales in the first quarter increased 9.0 percent compared to the same quarter of 2010.

Weather-adjusted residential retail sales growth reflected both an increase in the number of customers as well as higher usage per customer.  Industrial sales have realized sustained growth since the beginning of 2010, and the first quarter of 2011 continued the trend.  Entergy’s service territory has benefitted from the strong national manufacturing economy as well as expansions.  Industrials in Entergy’s service territory also have benefitted from the need to re-stock inventory and export trends.

Table 4 provides a comparative summary of the Utility’s operational performance measures.

Table 4: Utility Operational Performance Measures
First Quarter 2011 vs. 2010 (see Appendix E for definitions of measures)

	First Quarter
	2011	2010	% Change	% Weather Adjusted
GWh billed
Residential	9,042	9,645	(6.3)%	1.5%
Commercial and governmental	7,032	7,064	(0.5)%	(0.8)%
Industrial	9,516	8,733	9.0%	9.0%
Total Retail Sales	25,590	25,442	0.6%	3.5%
Wholesale	947	1,317	(28.1)%
Total Sales	26,537	26,759	(0.8)%
O&M expense per MWh	$17.89	$17.29	3.5%
Number of retail customers
Residential	2,362,024	2,348,838	0.6%
Commercial and governmental	351,721	348,414	0.9%
Industrial	38,887	38,782	0.3%

Appendix B provides information on selected pending local and federal regulatory cases.

III.	Entergy Wholesale Commodities

Entergy Wholesale Commodities earned $0.68 per share on as-reported and operational bases in first quarter 2011, compared to as-reported earnings of $0.47 per share and operational earnings of $0.76 per share in first quarter 2010.  Entergy Wholesale Commodities’ operational earnings declined largely as a result of lower net revenue due to both decreased volume and pricing.  Generation declined due primarily to an increase in forced outages at Entergy Wholesale Commodities’ nuclear fleet.  Lower other income associated with decommissioning trusts also contributed to decreased earnings.  Partially offsetting the decrease was a lower effective income tax rate resulting from the absence of a charge associated with federal health care legislation enacted in the first quarter of last year.

Table 5 provides a comparative summary of Entergy Wholesale Commodities’ operational performance measures.

Table 5: Entergy Wholesale Commodities Operational Performance Measures
First Quarter 2011 vs. 2010 (see Appendix E for definitions of measures)

	First Quarter
	2011	2010	% Change
Owned capacity	6,016	6,351	(5.3)%
GWh billed	10,519	11,128	(5.5)%
Average realized revenue per MWh	$56.98	$58.31	(2.3)%
Non-fuel O&M expense/purchased power per MWh (a)	$24.95	$23.90	4.4%

EWC Nuclear Fleet
Capacity factor	91%	94%	(3.2)%
GWh billed	9,913	10,255	(3.3)%
Average realized revenue per MWh	$57.46	$58.72	(2.1)%
Production cost per MWh (a)	$24.01	$23.70	1.3%
Refueling outage days:
Indian Point 2	-	22
Indian Point 3 (b)	23	-

(a)	First quarter 2010 excludes the effect of the special item for non-utility nuclear spin-off expenses.
(b)	Table 5 reflects the duration of refueling outages that occurred in the first quarter. Indian Point 3 had seven refueling days in second quarter 2011.

Table 6 provides capacity and generation sold forward projections for the Entergy Wholesale Commodities’ nuclear fleet.

Table 6: Entergy Wholesale Commodities Nuclear Fleet Capacity and Generation Sold Forward
Second Quarter 2011 through 2015 (see Appendix E for definitions of measures)
	Balance of 2011	2012	2013	2014	2015
Energy
Planned TWh of generation (c)	31	41	40	41	41
Percent of planned generation sold forward
Unit-contingent	78%	59%	36%	14%	12%
Unit-contingent with availability guarantees	18%	14%	6%	3%	3%
Firm LD	3%	24%	3%	8%	–%
Offsetting positions	(3)%	(10)%	–%	–%	–%
Total energy sold forward	96%	87%	45%	25%	15%
Average revenue under contract per MWh (d) (e)	$53	$49	$45	$51	$51

Capacity					.
Planned net MW in operation (c)	4,998	4,998	4,998	4,998	4,998
Percent of capacity sold forward
Bundled capacity and energy contracts	25%	18%	16%	16%	16%
Capacity contracts	31%	30%	26%	10%	–%
Total capacity sold forward	56%	48%	42%	26%	16%
Average capacity contract price per kW per month	$2.7	$2.9	$3.1	$3.5	$–

Blended Capacity and Energy Recap (based on revenues)
Percent of planned energy and capacity sold forward	96%	87%	43%	25%	14%
Average contract revenue per MWh (d) (e)	$54	$51	$48	$53	$52

(c)
Assumes successful license renewal at all plants.  NRC license renewal applications are in process for three units (with current license expirations noted parenthetically): Pilgrim (6/8/2012), Indian Point 2 (9/28/2013), and Indian Point 3 (12/15/2015).  In addition, two Entergy subsidiaries have filed a complaint in federal court seeking declaratory and injunctive relief to prevent the state of Vermont from forcing Vermont Yankee to cease operation on March 21, 2012.

(d)	A portion of EWC’s total planned generation sold forward through March 2012 is associated with the Vermont Yankee contract, for which pricing may be adjusted.
(e)
Average revenue under contract may fluctuate due to positive or negative basis differentials, option premiums, costs to convert Firm LD to unit-contingent and other risk management costs.  Also, average revenue under contract excludes payments owed under the value sharing agreement with the New York Power Authority.

IV.	Parent & Other

Parent & Other reported a loss of $(0.21) per share on as-reported and operational bases in first quarter 2011 compared to an as-reported loss of $(0.08) per share and an operational loss of $(0.16) per share in first quarter 2010.  Parent & Other’s operational earnings decrease was due to several individually insignificant items, including higher interest expense on parent borrowings.

V.	2011 Earnings Guidance

Entergy affirmed its 2011 earnings guidance in the range of $6.35 to $6.85 per share on both as-reported and operational bases.  Year-over-year changes are shown as point estimates and are applied to 2010 earnings to compute the 2011 guidance midpoint.  Drivers for the 2011 guidance range are listed separately.  Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the guidance midpoint to produce Entergy’s guidance range.  The 2011 earnings guidance is detailed in Table 7 below.

Table 7: 2011 Earnings Per Share Guidance – As-Reported and Operational
(Per share in U.S. $) – Prepared October 2010 (f)
Segment	Description of Drivers	2010 Earnings per Share	Expected Change	2011 Guidance Midpoint	2011 Guidance Range

Utility	2010 Operational Earnings per Share	4.33
	Adjustment to normalize weather		(0.62)
	Increased net revenue due to sales growth and rate actions		0.45
	Decreased non-fuel operation and maintenance expense		0.20
	Increased depreciation expense		(0.10)
	Increased other income		0.10
	Lower effective income tax rate		0.15
	Accretion / other		0.19
	Subtotal	4.33	0.37	4.70

Entergy Wholesale Commodities	2010 Operational Earnings per Share	3.13
	Decreased net revenue from nuclear assets due to lower pricing net of higher volume		(0.35)
	Flat non-fuel operation and maintenance expense for nuclear operations		–
	Increased depreciation expense on nuclear assets		(0.05)
	Higher effective income tax rate		(0.10)
	Accretion / other		(0.03)
	Subtotal	3.13	(0.53)	2.60

Parent & Other	2010 Operational Earnings per Share	(0.36)
	Increased Parent non-fuel operation and maintenance expense		(0.10)
	Increased Parent interest expense		(0.10)
	Increased preferred dividend requirements		(0.10)
	Accretion / other		(0.04)
	Subtotal	(0.36)	(0.34)	(0.70)

Consolidated Operational	2011 Operational Earnings per Share Guidance Range	7.10	(0.50)	6.60	6.35 – 6.85

Consolidated As-Reported	2010 As-Reported Earnings per Share	6.66
	Changes detailed above		(0.50)
	2010 special items for non-utility nuclear spin-off expenses		0.44
	2011 As-Reported Earnings per Share Guidance Range	6.66	(0.06)	6.60	6.35 – 6.85

(f)	Updated February 2011 to reflect 2010 final results.

Key assumptions supporting 2011 earnings guidance are as follows:

Utility
•	Normal weather
•	Retail sales growth of around 2 percent on a weather-adjusted basis; around 1 percent on a normalized basis excluding the effects of industrial expansion and cogen loss
•	Increased revenue associated with rate actions
•
Decreased non-fuel operation and maintenance expense resulting largely from lower compensation and benefits costs (including lower expense associated with employee stock options, which is offset in Parent & Other)

•	Increased depreciation expense associated with capital spending at the Utility, partially offset by new depreciation rates established in the Entergy Arkansas rate case effective July 2010
•	Increased other income largely due to affiliate dividend income arising out of the use of proceeds from storm cost financings in Louisiana, offset at Parent & Other
•	Lower effective income tax rate in 2011
•	Accretion / other primarily driven by the effect of 2010 share repurchases

Entergy Wholesale Commodities
•
41 TWh of total output for the EWC nuclear fleet, reflecting an approximate 93 percent capacity factor, including 30 day refueling outages at Pilgrim and Indian Point 3 in Spring 2011 and Vermont Yankee in Fall 2011

•	95 percent of energy sold under existing contracts and 5 percent sold into the spot market for the EWC nuclear fleet
•
$53/MWh average energy contract price and $40/MWh average unsold energy price based on published market prices at the end of September 2010 for the EWC nuclear fleet; average energy price for unsold volume based on prices as of the end of March 2011 is around $45/MWh

•
$3.0/kW-month average capacity contract price and $1.2/kW-month average unsold capacity price based on published market prices at the end of September 2010 for the EWC nuclear fleet; average capacity price for unsold volume based on prices as of the end of March 2011 is approximately $0.5 per kW-month

•	Increased nuclear fuel expense reflected in net revenue
•
Non-fuel operation and maintenance expense for nuclear operations, including refueling outage expense and purchased power, around $25/MWh reflecting slightly higher compensation and benefits costs due in part to a long-term workforce planning initiative and other general expense increases, offset by the absence of spending associated with remediation of the tritium leak at Vermont Yankee and the write-off of capitalized engineering costs associated with a potential uprate project in 2010

•	Increased depreciation expense on nuclear assets associated with capital spending
•	Higher effective income tax rate in 2011
•	Flat year-over-year results for the balance of EWC’s business, consisting primarily of the non-nuclear generation portfolio
•	Accretion / other including the effect of 2010 share repurchases

Parent & Other
•	Increased Parent non-fuel operation and maintenance expense due primarily to the offset of lower intercompany employee stock option expense at Utility
•	Higher Parent interest expense due to $1 billion permanent debt issued in September 2010, with proceeds used to pay down lower-cost revolving credit facility
•	Increased preferred dividend requirements largely due to affiliate dividend income at Utility described above
•	Accretion / other includes the effect of 2010 share repurchases and lower effective income tax rate in 2011

Share Repurchase Program
•
2011 average fully diluted shares outstanding of approximately 180 million, assuming completion of the $750 million repurchase program in 2010; does not assume any repurchases under the incremental $500 million share repurchase authority approved by the Board of Directors in October 2010

Other
•	Overall effective income tax rate of 35 percent in 2011
•	Pension discount rate of 6.1 percent (the final pension discount rate is 5.6 – 5.7 percent)

Earnings guidance for 2011 should be considered in association with earnings sensitivities as shown in Table 8.  These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers.  Traditionally, the most significant variables for earnings drivers are utility sales for Utility and energy prices for Entergy Wholesale Commodities.  Estimated annual impacts shown in Table 8 are intended to be indicative rather than precise guidance.

Table 8: 2011 Earnings Sensitivities
(Per share in U.S. $) – Prepared October 2010
Variable	2010 Guidance Assumption	Description of Change	Estimated Annual Impact (g)
Utility
Sales growth Residential Commercial / Governmental Industrial	Around 2% total sales growth on a weather-adjusted basis	1% change in Residential MWh sold 1% change in Comm / Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	Authorized regulatory ROEs	1% change in allowed ROE	- / + 0.34
Entergy Wholesale Commodities (Based on EWC nuclear portfolio)
Capacity factor	93% capacity factor	1% change in capacity factor	- / + 0.07
Energy revenues	95% energy sold at $53/MWh and 5% energy unsold at $40/MWh	$10/MWh market price change	- / + 0.07
Non-fuel operation and maintenance expense	$25/MWh non-fuel operation and maintenance expense/purchased power	$1/MWh change	+ / - 0.14
Outage (lost revenue only)	93% capacity factor, including refueling outages for three northeast units	1,000 MW plant for 10 days at average portfolio energy price of $53/MWh for sold and $40/MWh for unsold volumes in 2011	- 0.04 / n/a

(g)	Based on 2010 average fully diluted shares outstanding of approximately 188 million.

VI.	Long-term Financial Outlook

Overarching Financial Aspiration

Entergy continues to aspire to deliver superior value to owners as measured by total shareholder return.  The company believes top-quartile total shareholder return is achieved by:
•	Operating the business with the highest expectations and standards;
•	Executing on earnings growth opportunities while managing commodity and other business risks;
•	Delivering returns at or above the risk-adjusted cost of capital for each initiative, project, business, etc.;
•	Maintaining credit quality and flexibility;
•	Deploying capital in a disciplined manner, whether for new investments, share repurchases, dividends, or debt retirements; and
•	Being disciplined as either a buyer or a seller consistent with the market or Entergy’s proprietary point of view.

Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets.  Table 9 summarizes the long-term financial outlook for 2010 through 2014 as of April 2011.

Table 9: Long-term Financial Outlook
Prepared April 2011 (h)

Category	Long-term Outlook	Assumption

Earnings	Utility net income	6 to 8 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).

Entergy Wholesale Commodities results
Revenue projections through 2014 will experience increased volatility due to commodity market activities – one of the most important fundamental drivers for this business.  At current sold and forward prices with its existing asset portfolio and in-the-money hedges that will roll off in the coming few years, EWC is expected to deliver declining adjusted EBITDA for the period through 2014 compared to 2010.  However, Entergy Wholesale Commodities offers a valuable long-term option from the potential positive effects of ongoing economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), new environmental legislation and/or enforcement of additional environmental regulation.

	Corporate results	Results will vary depending upon factors including future effective income tax and interest rates and the amount / timing of share repurchases.

Capital Deployment	A balanced capital investment / return program
Entergy continues to see value-added investment opportunities at the Utility in the coming years, as well as an investment outlook at Entergy Wholesale Commodities that supports continued safe, secure and reliable operations and opportunistic investments.  Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program.  Given the company’s financial profile with a mix of utility and non-utility businesses, return of capital is expected to be provided similar to the past through a combination of common stock dividends and share repurchases.  Absent other attractive investment opportunities, capital deployment through dividends and share repurchases could total as much as $4 – $5 billion from 2010 – 2014 under the current long-term business outlook.  The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit Quality		Strong liquidity.

Solid credit metrics that support ready access to capital on reasonable terms.

(h)
Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization and interest and dividend income, excluding decommissioning expense and other than temporary impairment losses on decommissioning trust fund assets.

The long-term financial outlook should be considered in association with 2014 financial sensitivities as shown in Table 10.  These sensitivities illustrate the estimated change in earnings or Adjusted EBITDA resulting from changes in business drivers.  Estimated impacts shown in Table 10 are intended to be illustrative.

Table 10: 2014 Financial Sensitivities – Illustrative
Prepared April 2011
Long-term Outlook	Assumption	Drivers	Estimated Annual Impact
Utility			(Per share in U.S. $) (i)

Earnings growth	6 – 8% compound annual net income growth rate from 2010 through 2014 (2009 base)	1% retail sales growth $100 million/year investment in service 1% change in allowed ROE 1% change in non-fuel operation and maintenance expense $100 million change in debt	- / + 0.14 - / + 0.03 - / + 0.43 + / - 0.07 + / - 0.02
Entergy Wholesale Commodities (j)			(Adjusted EBITDA in U.S. $; millions)

Adjusted EBITDA (k)	Decline in Adjusted EBITDA at current sold and forward power prices compared to 2010, plus option value	+0 – 1,500 Btu/kWh heat rate expansion +$0 – 30/ton CO2 +$0 – 4/kW-mo. capacity price - / + $0 – 2/MMBtu change in Henry Hub natural gas price $1/MWh EBITDA expense	Up to 250 Up to 450 Up to 175 Down / Up to 575 +/- 40
Corporate			(Per share in U.S. $) (i)

Balanced capital investment / return / credit quality		1% change in interest rate on $1 billion debt 1% change in overall effective income tax rate $500 million share repurchase (share accretion effect only)	+ / - 0.03 + / - 0.09 + 0.20 – 0.25
(i)  Based on estimated 2011 average fully diluted shares outstanding of approximately 180 million.
(j) Based on EWC nuclear portfolio.  Assumes successful license renewal at all plants.
(k) Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization and interest and dividend income, excluding decommissioning expense and other than temporary impairment losses on decommissioning trust fund assets.

VII.	Appendices

Six appendices are presented in this section as follows:

•	Appendix A includes earnings per share variance analysis and detail on special items that relate to the current quarter results.
•	Appendix B provides information on selected pending local and federal regulatory cases.
•	Appendix C provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
•	Appendix D provides a summary of planned capital expenditures for the next three years.
•	Appendix E provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
•	Appendix F provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

A.	Variance Analysis and Special Items

Appendix A-1 provides details of first quarter 2011 versus 2010 as-reported and operational earnings variance analysis for Utility, Entergy Wholesale Commodities, Parent & Other, and Consolidated.

Appendix A-1: As-Reported and Operational Earnings Per Share Variance Analysis
First Quarter 2011 vs. 2010
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)
	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional
2010 earnings	0.73	0.73		0.47	0.76		(0.08)	(0.16)		1.12	1.33
Income taxes - other	0.02	0.02		0.07	0.07	(l)	(0.08)	0.02	(m)	0.01	0.11
Share repurchase effect	0.05	0.05	(n)	0.04	0.04		(0.01)	(0.01)		0.08	0.08
Taxes other than income taxes	0.02	0.02		0.01	0.01		-	-		0.03	0.03
Interest expense and other charges	0.03	0.03		0.15	0.01	(o)	(0.04)	(0.04)		0.14	-
Depreciation / amortization expense	0.02	0.02		(0.01)	(0.02)		-	-		0.01	-
Other operation & maintenance expense	(0.04)	(0.04)		0.16	0.02	(p)	0.03	0.01		0.15	(0.01)
Decommissioning expense	-	-		(0.01)	(0.01)		-	-		(0.01)	(0.01)
Net revenue	0.06	0.06	(q)	(0.13)	(0.13)	(r)	-	-		(0.07)	(0.07)
Other income (deductions)-other	0.02	0.02		(0.07)	(0.07)	(s)	(0.03)	(0.03)		(0.08)	(0.08)
2011 earnings	0.91	0.91		0.68	0.68		(0.21)	(0.21)		1.38	1.38

(l)	The increase is due primarily to the absence of the first quarter 2010 adjustment to income tax expense as a result of a change in tax law associated with federal health care legislation.

(m)	The as-reported decrease is due to the absence of the tax benefits recorded in the first quarter 2010 in connection with the Enexus Energy Corporation and EquaGen, LLC business unwind decision.

(n)	The increase reflects accretion from Entergy’s share repurchase programs.

(o)	The as-reported increase is due to the absence of the first quarter 2010 charge for the balance of fees associated with cancellation of the Enexus credit facility.

(p)	The as-reported increase reflects the absence of non-utility nuclear spin-off expenses in the first quarter 2010, including the business unwind of Enexus and EquaGen.

(q)
The increase reflects the net effect of pricing adjustments resulting from rate actions in Arkansas, New Orleans, and Texas.  Also contributing were higher weather-adjusted residential sales and industrial sales growth.  Weather was also significantly positive for the quarter, but less favorable than the first quarter of last year.

Utility Net Revenue Variance Analysis 2011 vs. 2010 ($ EPS)
First Quarter
Weather	(0.07)
Sales growth/ pricing	0.17
Other	(0.04)
Total	0.06
(r)	The decrease is due to lower volume, reflecting the effects of higher unplanned outage days as well as lower pricing for EWC’s nuclear fleet.

(s)	The decrease is due primarily to lower decommissioning trust investment gains on sales of securities.

Appendix A-2 lists special items by business with quarter-to-quarter comparisons.  Amounts are shown on both earnings per share and net income bases.  Special items are those events that are less routine, are related to prior periods, or are related to discontinued businesses.  Special items are included in as-reported earnings per share consistent with generally accepted accounting principles (GAAP), but are excluded from operational earnings per share.  As a result, operational earnings per share is considered a non-GAAP measure.

Appendix A-2: Special Items (shown as positive / (negative) impact on earnings)
First Quarter 2011 vs. 2010
(Per share in U.S. $)
	First Quarter
	2011	2010	Change
Utility
None	-	-	-

Entergy Wholesale Commodities
Non-utility nuclear spin-off expenses (t)	-	(0.29)	0.29

Parent & Other
Non-utility nuclear spin-off expenses (t)	-	0.08	(0.08)
Total Special Items	-	(0.21)	0.21

(U.S. $ in millions)
	First Quarter
	2011	2010	Change
Utility
None	-	-	-

Entergy Wholesale Commodities
Non-utility nuclear spin-off expenses (t)	-	(54.3)	54.3

Parent & Other
Non-utility nuclear spin-off expenses (t)	-	14.4	(14.4)
Total Special Items	-	(39.9)	39.9

(t)
First quarter 2010 includes non-utility nuclear spin-off dis-synergies and expenses for outside services to pursue the previously planned spin-off and the charge in connection with the business unwind of Enexus Energy Corporation and EquaGen, LLC in 2010.

B.	Regulatory Summary

Appendix B provides a summary of selected regulatory cases and events that are pending.

Appendix B: Regulatory Summary Table
Company	Pending Cases / Events
Retail Regulation

Entergy Arkansas Authorized ROE: 10.2% Last Filed Rate Base: $4.0 billion Filed 6/10 based on 6/30/09 test year, with known and measurable changes through 6/30/10
Rate Case Recent Activity:  None.
Background:  EAI implemented a $63.7 million rate increase in the first billing cycle of July 2010 pursuant to the settlement approved by the APSC in June 2010, which authorized a 10.2 percent allowed return on equity.

Show Cause Order Regarding System Agreement / Future Operation and Control of EAI’s Transmission Assets Recent Activity: On April 25, 2011, Entergy announced it proposes joining a regional transmission organization.  After comprehensive review and analysis, the company concluded that joining the Midwest Independent System Operator (MISO) will provide meaningful long-term benefits for the customers of the Entergy Operating Companies.  The Entergy Operating Companies, including EAI, will provide detailed analysis supporting these conclusions to retail regulators in May.  The EAI filing is due May 12, 2011.  Pursuant to the APSC’s revised procedural schedule, Staff and Intervenor testimony will be filed on July 12, 2011, and an evidentiary hearing is scheduled for September 7, 2011.
Background: On February 11, 2010, the APSC issued a Show Cause order opening an inquiry to conduct an investigation regarding the prudence of EAI’s entering a successor pooling agreement with the other Entergy Utility Operating Companies, as opposed to becoming a standalone entity upon exit from the System Agreement in December 2013, and whether EAI, as a standalone utility should join the SPP RTO.  The APSC subsequently added evaluation of EAI joining MISO on a standalone basis as an alternative to be considered.  As a parallel matter, the APSC will also monitor whether Entergy will make any meaningful enhancements to its Independent Coordinator of Transmission (ICT) arrangement with filings at FERC.  On August 31, 2010, the APSC directed EAI and all parties to compare all five strategic options at the same time as follows: (1) EAI Self-Provide; (2) EAI with 3rd party coordination agreements;              (3) Successor Arrangements; (4) EAI as a standalone member of SPP RTO; and (5) EAI as a standalone member of MISO.

Hot Spring Acquisition:  On April 29, 2011, EAI announced that it has signed an asset purchase agreement (APA) to acquire the Hot Spring Energy Facility (Hot Spring), a 620 MW natural gas-fired combined-cycle turbine plant located in Hot Spring County, Ark., from KGen Hot Spring LLC, a subsidiary of KGen Power Corporation.  The purchase price is approximately $253 million (or $408/kW).  EAI also expects to invest in various plant upgrades at the facility after closing.  The transactions result from a Request for Proposals that was issued in September 2009 by Entergy Services, Inc. and sought incremental long-term generation resources for the Entergy Operating Companies.  The purchase is contingent upon, among other things, obtaining necessary approvals, including full cost recovery, from various federal and state regulatory and permitting agencies.  These include regulatory approvals from the APSC and FERC, as well as clearance under the Hart-Scott-Rodino anti-trust law.  Because Hot Spring represents a substantial portion of KGen Power’s remaining assets, Delaware law requires KGen Power to obtain shareholder approval prior to selling the Hot Spring facility.  KGen Power intends to mail a proxy to its stockholders with a vote expected to be held in mid-June.  Closing is expected to occur in mid-2012.  EAI expects to initiate its approval for acquisition and recovery from the APSC in June 2011 and its Section 203 filing at FERC 30-60 days thereafter.
Background:  The negotiations followed the selection of the resource from the Summer 2009 Long-Term RFP issued by Entergy Services, Inc. (ESI) on behalf of the Entergy Operating Companies, announced in August 2010.

Entergy Gulf States Louisiana

Authorized ROE Range:  9.9% - 11.4% (electric)
10.0% - 11.0% (gas)
Last Filed
Rate Base:
$2.3 billion (electric)
Filed 8/10 based on 12/31/09 test yr
$0.05 billion (gas)
Filed 4/11 based on 9/30/10 test yr

Formula Rate Plan Recent Activity:  EGSL will make its 2010 test year filing by May 31, 2011.
Background:  At its October 2009 Business and Executive (B&E) session, the LPSC approved an uncontested settlement resolving the 2007 test year FRP filing and extending the FRP regulatory process for an additional three years.  The new FRP was adopted for the 2008-2010 test years and retained the 10.65 percent ROE midpoint with a +/- 75 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions.  Earnings outside the bandwidth are allocated prospectively, 60 percent to customers and 40 percent to the company.  As part of the settlement, all parties also committed to work together to attempt to develop a transmission rider for EGSL.  In response to a depreciation rate complaint filed at FERC by the LPSC, EGSL presented in its 2009 test year FRP filing two ancillary FRP filing proposals based on a new depreciation study that increased depreciation rates and related FRP revenues by either $45.3 million (assuming a 40 year River Bend life) or $24.4 million (60 year life).  The depreciation matter raised by the ancillary filing and the transmission rider remain outstanding.

Appendix B (continued)
Company	Pending Cases / Events
Retail Regulation

Entergy Louisiana Authorized ROE Range: 9.45% - 11.05% Last Filed Rate Base: $3.0 billion Filed 8/10 based on 12/31/09 test year
Formula Rate Plan Recent Activity: ELL will make its 2010 test year filing by May 15, 2011.
Background:  At its October 2009 B&E session, the LPSC approved an uncontested settlement resolving the 2006 and 2007 test year FRP filings and extending the FRP regulatory process for an additional three years.  The new FRP was adopted for the 2008-2010 test years and retained the 10.25 percent ROE midpoint with a +/- 80 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions.  Earnings outside the bandwidth are allocated prospectively, 60 percent to customers and 40 percent to the company.  As part of the settlement, all parties also committed to work together to attempt to develop a transmission rider for ELL.  In response to a depreciation rate complaint filed at FERC by the LPSC, ELL presented in its 2009 test year FRP filing two ancillary FRP filing proposals based on a new depreciation study that increased depreciation rates and related FRP revenues by either $96.4 million (assuming a 40 year Waterford 3 life) or $40.5 million (60 year life).  The depreciation matter raised by the ancillary filing and the transmission rider remain outstanding.

Acadia Unit 2 Acquisition Recent Activity: All required approvals have been received for the Acadia acquisition.  Closing is targeted to occur in the second quarter of 2011.
Background: In October 2009, ELL signed a purchase and sale agreement to acquire the 580 MW Unit 2 of the Acadia Energy Center from Acadia Power Partners, LLC for $300 million ($517/kW).  ELL proposed to acquire 100 percent of Acadia Unit 2 and a 50 percent ownership interest in the facility’s common assets.  The purchase was contingent upon, among other things, obtaining necessary approvals, including full cost recovery, from various federal and state regulatory and permitting agencies and the filing of notification under Hart-Scott-Rodino antitrust law.  Cleco Power will serve as operator for the entire facility.  ELL currently expects to sell one third of the output to EGSL in accordance with terms and conditions detailed under the existing System Agreement, assuming appropriate regulatory approvals and / or commercial arrangements can be made (see below).  ELL also entered into an interim tolling agreement (ITA) to purchase the capacity and energy output of Acadia Unit 2, which expires at the closing of the acquisition transaction.
FERC concluded that the proposed transaction is consistent with the public interest and issued an order authorizing ELL to acquire Acadia Unit 2 on June 4, 2010.  On September 30, 2010, the relevant Hart-Scott-Rodino waiting period expired without action.  With this clearance, an interim PPA that began June 1, 2010 was replaced by the original tolling agreement effective October 1, 2010, both of which had been previously approved by the LPSC.
The LPSC approved the acquisition on January 19, 2011   Its approval contemplated three scenarios, depending upon the outcome of a FERC ruling on modifications to a System Agreement schedule to include acquisition adjustments.  If the FERC approves the modifications to the System Agreement schedule prior to closing, ELL will purchase 100 percent of the plant and sell one third of the output to EGSL as proposed.  In the other two scenarios, ELL will retain and include in rates 100 percent of the unit for a period of up to one year, at which time ELL must file either to permanently retain 100 percent ownership of the unit or enter into a joint ownership arrangement with EGSL pursuant to which EGSL would purchase one-third of the unit.  The commercial issues associated with joint ownership of a single generation unit are being evaluated, and it is possible ELL may seek approvals to purchase the full output of the unit permanently.  A FERC ruling on modifications to the System Agreement schedule related to acquisition adjustments remains pending.

Little Gypsy Repowering Recent Activity:  The parties have reached a settlement of the appropriate level of recoverable costs.  This settlement is subject to approval by the LPSC, which is expected to review the matter at the May 2011 B&E session.  On April 13, 2011, ELL filed an application with the LPSC to approve the Financing Orders needed to support securitization of the project investment recovery costs.  The filing seeks approval to securitize and cause investment recovery bonds to be issued in an aggregate principal amount equal to the sum of $200 million of investment recovery costs, $2.7 million of projected carrying costs and upfront bond issuance costs.  ELL expects significant potential financing savings from securitization.  ELL expects that the LPSC will consider the Financing Orders at the May or June B&E session.  Subject to approval by the LPSC, the securitization financing is targeted to be completed by August 2011.
Background: The LPSC voted unanimously in 2007 to approve ELL’s request to repower the 538 MW Little Gypsy unit to utilize CFB technology relying on a dual-fuel approach (petroleum coke and coal), an action that could reduce Louisiana customers’ dependence on natural gas.  Following a decline in natural gas prices, as well as environmental concerns, the unknown costs of carbon legislation and changes in the capital / financial markets, the LPSC unanimously accepted ELL’s recommendation to place the Little Gypsy project in longer-term suspension of 3 years or more in May 2009.  On October 27, 2009, ELL filed an application and testimony seeking LPSC authorization to cancel the Little Gypsy Unit 3 repowering project allowing ELL to cancel permits, eliminating the requirement to monitor the project for potential restart.  In addition, ELL sought to recover cost incurred on a levelized five-year recovery basis to be trued up.  In the event ELL’s costs exceed the authorized amount, ELL proposed that it be required to justify any additional recovery.

Waterford 3 Steam Generator Replacement Activity:  Extensive inspections of the existing Waterford 3 steam generators were completed on April 23, 2011.  The review of data obtained during these inspections supports the conclusion that Waterford 3 can operate safely for another full cycle before the replacement of the steam generators.  Entergy is required to report its findings to the NRC through a report made 180 days after plant start up.  At this time, a requirement to perform a mid-cycle outage for further inspections in order to allow the plant to continue operation until the Fall 2012 refueling outage is not anticipated.  ELL continues to work with Westinghouse to fully develop repair options and evaluate those options to determine which is expected to be in the best interest of ELL and its customers.  ELL expects to file a special monitoring report in second quarter 2011 that will reflect the updated project cost and schedule.  ELL also expects to resume the revenue requirement proceeding in Fall 2012.

Appendix B (continued)
Company	Pending Cases/Events
Retail Regulation

Entergy Louisiana (continued)
Background:  On June 26, 2008, ELL petitioned the LPSC to replace two steam generators, the reactor vessel closure head and control drive mechanisms, at an expected cost of $511 million.  The long-lead time to design, manufacture and transport some of the required equipment to the site required approval then in order to perform the project in 2011.  On November 12, 2008, the LPSC approved the stipulated settlement, finding that the decision to undertake this project at an estimated cost of $511 million was prudent and the timing concurrent with the 2011 outage is reasonable.  Prudent costs are eligible for recovery through ELL’s formula rate plan, if extended, or a base rate case filing.  ELL agreed to undertake a future prudence review to consider at least project management, cost controls, success in achieving stated objectives, project replacement cost, and outage length / replacement power costs.  ELL also agreed to provide high level quarterly status reports on budget, schedule and business issues.  On June 30, 2010, ELL filed an application with the LPSC seeking an order certifying for inclusion in rates beginning September 2011 the estimated first-year revenue requirement for the incremental costs associated with the project.  Subsequent to hydrostatic testing, which is the last step in the fabrication process before the replacement steam generators (RSGs) were to be released for delivery to the plant, Westinghouse discovered the separation of stainless steel cladding from the carbon steel base metal, in the channel head of both RSGs, in areas beneath and adjacent to the divider plate.  On December 17, 2010, ELL notified the LPSC that Westinghouse advised that the RSGs would not be completed and delivered in time to maintain the current project schedule.  The schedule had anticipated installation during the Spring 2011 refueling outage.  Due to the delay in the project, the procedural schedule for the proceeding initiated June 30, 2010 was suspended.

Entergy Mississippi Authorized ROE Range: 10.54% - 12.72% (per FRP filing) Last Filed Rate Base: $1.6 billion Filed 3/11 based on 12/31/10 test yr
Formula Rate Plan Recent Activity:  On March 15, 2011, EMI filed its second evaluation report under its new FRP for the 2010 test year.  The filing reflected a 10.65 percent earned ROE which was within the bandwidth resulting in no change in rates.  The calculated 11.63 percent FRP midpoint ROE includes the benefit of a 0.79 percent performance incentive.  The filing is subject to MPSC review.
Background:  On March 4, 2010, the MPSC approved modifications to EMI’s FRP that (1) aligned EMI’s FRP more closely with the FRPs of the other regulated gas and electric utilities in Mississippi; (2) provided the opportunity to reset the ROE and bandwidth based upon performance ratings; (3) rescored the performance adjustment factors; (4) eliminated the $14.5 million revenue adjustment limit and changed the 2 percent of revenues limit to a 4 percent limit, with any adjustment over 2 percent requiring a hearing; and (5) directed EMI to phase-out the summer / winter rate differential in residential rates over two years.  In a MPSC order on June 25, 2010 closing out the 2009 test year filing without a rate change, EMI was directed to file a depreciation study within 12 months of that order.

Hinds Acquisition: On April 29, 2011, EMI announced that it has signed an asset purchase agreement to acquire the Hinds Energy Facility (Hinds), a 450 MW (summer rating) natural gas-fired combined-cycle turbine plant located in Jackson, Miss., from KGen Hinds, LLC, a subsidiary of KGen Power Corporation.  The purchase price is approximately $206 million (or $458/kW).  EMI also expects to invest in various plant upgrades at the facility after closing.  The transactions result from a Request for Proposals that was issued in September 2009 by Entergy Services, Inc. and sought incremental long-term generation resources for the Entergy Operating Companies.  The purchase is contingent upon, among other things, obtaining necessary approvals, including full cost recovery, from various federal and state regulatory and permitting agencies.  These include regulatory approvals from the MPSC and FERC, as well as clearance under the Hart-Scott-Rodino anti-trust law.  Because Hinds represents a substantial portion of KGen Power’s remaining assets, Delaware law requires KGen Power to obtain shareholder approval prior to selling the Hinds facility.  KGen Power intends to mail a proxy to its stockholders with a vote expected to be held in mid-June.  Closing is expected to occur in mid-2012.  EMI expects to initiate its approval for acquisition and recovery from the MPSC in Summer 2011 and its Section 203 filing at FERC 30-60 days thereafter.
Background:  The negotiations followed the selection of the resource from the Summer 2009 Long-Term RFP issued by ESI on behalf of the Entergy Operating Companies, announced in August 2010.

Entergy New Orleans Authorized ROE Range: 10.7% - 11.5% (electric) 10.25% - 11.25% (gas) Last Filed Rate Base: $0.3 billion (electric) $0.08 billion (gas) Filed 5/10 based on 12/31/09 test yr
Formula Rate Plan Recent Activity:  ENOI will make its 2010 test year filing by May 31, 2011.
Background: A new three year FRP beginning with the 2009 test year was adopted in ENOI’s rate case settled in April 2009.  Key provisions include an 11.1 percent electric ROE and a +/- 40 basis point bandwidth and a 10.75 percent gas ROE with a +/- 50 basis point bandwidth.  Earnings outside the bandwidth reset to the midpoint ROE, with rates changing on a prospective basis depending on whether ENOI is over or under-earning.  The FRP also includes a recovery mechanism for Council-approved capacity additions, plus provisions for extraordinary cost changes and force majeure.  The FRP may be extended by the mutual agreement of ENOI and the City Council of New Orleans (CCNO).  The settlement also implemented energy conservation and demand programs.  At its November 4, 2010 meeting, the CCNO approved the 2009 test year FRP settlement.  The settlement reflected a total decrease of $18 million for electric rates and no change to gas rates retroactive to the first billing cycle of October 2010.  In addition, ENOI recognized a $3.0 million regulatory asset to be recovered over 36 months commencing January 1, 2011 outside the gas FRP bandwidth.

Appendix B (continued)
Company/ Proceeding	Pending Cases/Events
Retail Regulation

Entergy Texas Authorized ROE: 10.125% Last Filed Rate Base: $1.6 billion Filed 12/09 based on 6/30/09 adjusted test yr
Rate Case Recent Activity:  None.
Background:  ETI implemented a $17.5 million interim rate increase beginning on May 1, 2010, pursuant to a February 2010 unanimous settlement on interim rates and a $59 million base rate increase for usage on and after August 15, 2010, pursuant to its August 2010 stipulation and settlement agreement approved by the PUCT in December 2010.  Other key elements of the stipulation and settlement agreement included an additional $9 million rate increase for bills rendered on and after May 2, 2011 (the first billing cycle of the month) and a 10.125 percent allowed return on equity.

Other Regulatory Activity:  During the March 2011 open meeting, the PUCT reversed its earlier decision and agreed to open a rulemaking to review recovery of purchased power capacity costs.  The rulemaking was initiated by the PUCT on March 10, 2011.  In the competitive generation service (CGS) tariff matter, the parties continue to explore options that could ultimately result in a settlement of all or a significant portion of the issues related to the CGS tariff.
Background:  ETI submitted a petition on September 17, 2010 to the PUCT to initiate a rulemaking for a proposed rule allowing for a purchased power capacity cost rider.  In the filing, ETI stated that other non-ERCOT utilities generally support a rule authorizing timely recovery of purchased power capacity costs outside a base rate case.  During the November 2010 open meeting, the PUCT denied the rulemaking petition for a purchased power capacity cost rider.  In addition, the CGS tariff proposed by ETI in its rate case, as required in state legislation initially enacted in 2005 and modified in 2009, was not settled and was severed into a new docket.

Wholesale Regulation

System Energy Resources, Inc. Authorized ROE: 10.94% Last Calculated Rate Base: $1.1 billion for 3/31/11 monthly cost of service
Recent Activity:  None.
Background:  10.94 percent ROE approved by July 2001 FERC order.
Grand Gulf Uprate: Work continues on SERI’s approximate 178 MW uprate of the Grand Gulf nuclear plant.  The project is currently expected to cost $575 million, including transmission upgrades, assuming a 2012 in-service date.  SERI owns or leases 90 percent of the plant.  On November 30, 2009, the MPSC issued a Certificate of Public Convenience and Necessity for implementation of the uprate.  The license amendment application was submitted to the NRC on September 8, 2010.  Following an acceptance review period, the NRC formally accepted the submittal for review on December 22, 2010.  The NRC is expected to complete its formal 12-month review in the fourth quarter of 2011.

System Agreement
Recent Activity: None.
Background:  The System Agreement case addresses the allocation of production costs among the Utility Operating Companies.  In 2005, the FERC issued orders that require each Utility Operating Company’s production costs to be within +/- 11 percent of System average production costs and set 2007 as the first possible year of payments among the Utility’s Operating Companies, based on calendar year 2006 actual production costs.  Upon appeal, the DC Circuit remanded to the FERC to reconsider its conclusion it did not have the authority to order refunds and the decision to delay the implementation of the bandwidth remedy.  The remand is pending at FERC.
Bandwidth filings for production costs required payments from EAI to various other Utility Operating Companies of approximately $252 million, $252 million, $390 million and $41.6 million for the 2007 through 2010 bandwidth filings respectively.  FERC set each of these bandwidth filings for hearing following protests from retail regulatory commissions and / or third parties.  A final order in the 2007 bandwidth proceeding has been issued by the FERC, and requests for rehearing and clarification have been filed.  Bandwidth proceedings based on 2008 through 2010 remain outstanding.  In March 2011, the ALJ in the 2010 bandwidth proceeding issued an order staying the proceeding until FERC issues final rulings on the three earlier bandwidth proceedings.  The 2011 bandwidth filing is expected to be made at the end of May 2011.
On May 25, 2010, the Utility Operating Companies filed testimony refuting the LPSC’s claims in its April 16, 2010 filing at the FERC alleging that Entergy violated the System Agreement by permitting EAI to make non-requirements sales to non-affiliated third parties rather than making such energy available to the other Utility Operating Companies’ customers.  A FERC ALJ issued an Initial Decision on December 9, 2010 finding that Entergy’s accounting for certain wholesale opportunity sales of energy by EAI to third parties in 2000 through 2009 (representing less than 0.5 percent of total system sales during the period) violated the System Agreement and warranted refunds to the Utility Operating Companies.  The Utility Operating Companies and the FERC Staff filed exception briefs in January requesting that the FERC reject the ALJ Initial Decision.  Due to the need for clarification on certain aspects of the calculation, the Utility Operating Companies have not quantified refunds that could be required.  This matter is now pending before the FERC for decision.
The System Agreement has been and continues to be the subject of ongoing litigation.  As a result, EAI and EMI submitted their eight year notices to withdraw from the System Agreement effective December 2013 and November 2015, respectively.  On November 19, 2009, FERC accepted notices of cancellation and determined EAI and EMI are permitted to withdraw from the System Agreement following the 96 month notice period without payment of a fee or being required to otherwise compensate the remaining Utility Operating Companies as a result of withdrawal.  FERC stated it expected Entergy and all interested parties to move forward and develop details of all needed successor arrangements and encouraged Entergy to file its Section 205 filing for post-2013 arrangements as soon as possible.  On February 1, 2011, FERC denied the LPSC and CCNO’s request for rehearing.  The LPSC and CCNO appealed this decision to the United States Court of Appeals for the DC Circuit in February 2011.  In early April 2010, Entergy Corporation and the Utility Operating Companies determined in connection with their decision-making process that it is appropriate to agree and commit that no Utility Operating Company will enter voluntarily into successor arrangements with the other Utility Operating Companies if its retail regulator finds successor arrangements are not in the public interest.

Appendix B (continued)
Company/ Proceeding	Pending Cases/Events
Wholesale Regulation

Independent Coordinator of Transmission Authorized ROE: 11.0%(u) Last Filed Rate Base: $2.2 billion (v) Filed 5/10 based on 12/31/09 test year
Recent Activity: On April 25, 2011, Entergy announced it proposes joining MISO.  After comprehensive review and analysis, the company concluded that joining the Midwest Independent System Operator (MISO) will provide meaningful long-term benefits for the customers of the Entergy Operating Companies.  The Entergy Operating Companies will provide detailed analysis supporting these conclusions to their retail regulators in May and anticipate submitting formal proposals to those regulators later this year, with a target implementation date for joining MISO of December 2013.
Background:  In November 2006, the Utility Operating Companies installed SPP as their ICT with an initial term of four years unless Entergy filed and the FERC approved an extension beyond that four year period.  The Utility Operating Companies did not transfer control of the transmission system but rather vested the ICT with responsibility, among others, for granting or denying transmission service, administering the OASIS node, developing a base plan for the transmission system that is used to determine whether costs of transmission upgrades should be rolled into transmission rates or directly assigned to customers requesting or causing the upgrade to be built, serving as reliability coordinator for the transmission system and overseeing the Weekly Procurement Process (WPP).
On November 16, 2010, FERC issued an order accepting the Utility Operating Companies’ proposal to extend the ICT arrangement with SPP by an additional term of two years, providing time for analysis of longer term structures.  In addition, on December 16, 2010, FERC issued an order that granted the Entergy Regional State Committee (E-RSC) additional authority over transmission planning and cost allocation.  Specifically, the E-RSC has been given authority, upon unanimous vote of all members, to direct the Utility Operating Companies to: make a filing to propose changes to the way costs for future transmission upgrades are allocated under the Open Access Transmission Tariff (OATT) and add specific projects to the Entergy Construction Plan.  The E-RSC – comprised of one representative from each of the Utility Operating Company retail regulators – was formed in 2009 to consider several of the issues related to the Entergy transmission system.  The Utility Operating Companies expect that the E-RSC will reflect in its evaluation process the cost-benefit analysis by Charles River Associates (CRA) comparing the ICT arrangement to joining the SPP RTO and MISO.  CRA completed all cost-benefit analysis studies on March 10, 2011.

(u)	Applies to sales made under Entergy’s FERC-jurisdictional OATT.
(v)	Reflects transmission rate base in Entergy’s FERC OATT filing, for which such amounts are also reflected in the rate base figures for each of the Utility Operating Companies shown above.

C.	Financial Performance Measures and Historical Performance Measures

Appendix C-1 provides comparative financial performance measures for the current quarter.  Appendix C-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters.  Financial performance measures in both tables include those calculated and presented in accordance with generally accepted accounting principles (GAAP), as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of net income, including special items.  Operational measures are non-GAAP measures as they are calculated using operational net income, which excludes the impact of special items.  A reconciliation of operational measures to as-reported measures is provided in Appendix F.

Appendix C-1: GAAP and Non-GAAP Financial Performance Measures
First Quarter 2011 vs. 2010 (see Appendix E for definitions of certain measures)

For 12 months ending March 31	2011	2010	Change
GAAP Measures
Return on average invested capital – as-reported	7.7%	7.6%	0.1%
Return on average common equity – as-reported	14.8%	13.8%	1.0%
Net margin – as-reported	11.4%	11.3%	0.1%
Cash flow interest coverage	7.8	6.3	1.5
Book value per share	$47.88	$46.81	$1.07
End of period shares outstanding (millions)	178.3	189.3	(11.0)

Non-GAAP Measures
Return on average invested capital – operational	7.9%	8.0%	(0.1%)
Return on average common equity – operational	15.3%	14.9%	0.4%
Net margin – operational	11.8%	12.2%	(0.4%)

As of March 31 ($ in millions)	2011	2010	Change
GAAP Measures
Cash and cash equivalents	726	1,657	(931)
Revolver capacity	2,258	1,417	841
Total debt	12,018	12,152	(134)
Securitization debt	910	838	72
Debt to capital ratio	57.6%	57.0%	0.6%
Off-balance sheet liabilities:
Debt of joint ventures – Entergy’s share	104	114	(10)
Leases – Entergy’s share	546	530	16
Total off-balance sheet liabilities	650	644	6

Non-GAAP Measures
Debt to capital ratio, excluding securitization debt	55.7%	55.2%	0.5%
Total gross liquidity	2,984	3,074	(90)
Net debt to net capital ratio, excluding securitization debt	54.0%	51.3%	2.7%
Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt	55.5%	52.9%	2.6%

Appendix C-2: Historical Performance Measures (see Appendix E for definitions of measures)
	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11	10YTD	11YTD
Financial
EPS – as-reported ($)	1.14	2.32	1.64	1.12	1.65	2.62	1.26	1.38	1.12	1.38
Less – special items ($)	(0.09)	(0.08)	(0.11)	(0.21)	(0.06)	(0.14)	(0.04)	0.00	(0.21)	0.00
EPS – operational ($)	1.23	2.40	1.75	1.33	1.71	2.76	1.30	1.38	1.33	1.38
Trailing Twelve Months
ROIC – as-reported (%)	7.5	7.1	7.7	7.6	8.1	8.2	7.8	7.7	7.6	7.7
ROIC – operational (%)	7.8	7.5	8.1	8.0	8.5	8.7	8.2	7.9	8.0	7.9
ROE – as-reported (%)	13.7	13.2	14.9	13.8	14.8	15.5	14.6	14.8	13.8	14.8
ROE – operational (%)	14.6	14.1	15.7	14.9	15.8	16.6	15.6	15.3	14.9	15.3
Cash flow interest coverage	6.7	5.5	6.1	6.3	6.6	8.0	7.8	7.8	6.3	7.8
Debt to capital ratio (%)	55.9	56.7	57.4	57.0	56.6	57.5	57.3	57.6	57.0	57.6
Debt to capital ratio, excluding securitization debt (%)	55.3	56.1	55.6	55.2	54.8	55.6	55.3	55.7	55.2	55.7
Utility
GWh billed
Residential	7,100	11,213	7,421	9,645	7,705	12,365	7,750	9,042	9,645	9,042
Commercial & Gov’t	7,095	8,794	7,240	7,064	7,384	9,341	7,504	7,032	7,064	7,032
Industrial	8,790	9,473	9,235	8,733	9,862	10,276	9,880	9,516	8,733	9,516
Wholesale	1,313	1,164	998	1,317	971	1,063	1,021	947	1,317	947
O&M expense/MWh	$20.96	$15.77	$20.18	$17.29	$19.21	$16.41	$21.18	$17.89	$17.29	$17.89
Reliability
SAIFI	1.7	1.7	1.8	1.7	1.8	1.8	1.7	1.7	1.7	1.7
SAIDI	194	203	210	213	206	197	187	188	213	188
Energy Wholesale Commodities
Owned Capacity (w)	6,351	6,351	6,351	6,351	6,351	6,351	6,351	6,016	6,351	6,016
GWh billed (w)	9,726	11,718	11,821	11,128	10,498	10,736	10,320	10,519	11,128	10,519
Avg. realized revenue per MWh (w)	$58.10	$60.53	$59.62	$58.31	$58.15	$61.51	$58.16	$56.98	$58.31	$56.98
Non-fuel O&M expense / purchased power per MWh (w) (x)	$25.94	$23.36	$25.20	$23.90	$26.93	$29.59	$26.74	$24.95	$23.90	$24.95
EWC Nuclear Operational Measures
Capacity factor (%)	81	100	99	94	90	91	86	91	94	91
GWh billed	8,980	10,876	11,052	10,255	9,868	9,888	9,644	9,913	10,255	9,913
Avg. realized revenue per MWh	$59.22	$61.70	$59.43	$58.72	$57.69	$61.41	$58.80	$57.46	$58.72	$57.46
Production cost per MWh (x)	$24.30	$22.57	$23.20	$23.70	$24.40	$27.79	$25.23	$24.01	$23.70	$24.01

(w)	2009 and 2010 includes the 335 MW ownership position in the Harrison County power plant, which was sold on December 31, 2010.

(x)	2009 and 2010 excludes the effect of the non-utility nuclear spin-off expenses special item at Entergy Wholesale Commodities.

D.	Planned Capital Expenditures

The capital plan for 2011 through 2013 anticipates $7.4 billion for investment, including $2.9 billion of maintenance capital, as shown in Appendix D.  The remaining $4.5 billion is for specific investments and other initiatives such as:

•
Utility:  the Utility’s portfolio transformation strategy including the 580 MW Acadia Unit 2 acquisition (including planned plant upgrades, transaction costs, and contingencies), an approximate 178 MW uprate project at Grand Gulf and the three resource acquisition opportunities identified in the Summer 2009 Long-Term RFP.  The Summer 2009 Long-Term RFP resources include the 620 MW Hot Spring power plant purchase for approximately $253 million (or $408/kW), with a total expected cost of $277 million (or $447/kW) and the 450 MW (summer rating) Hinds power plant purchase for approximately $206 million (or $458/kW), with a total expected cost of $246 million (or $547/kW) including planned plant upgrades, transaction costs, and contingencies pending required regulatory and KGen shareholder approval and assuming closings by mid-2012 and the self-build option at Entergy Louisiana’s Ninemile site, as well as the associated transmission investment.  Other committed spending includes environmental compliance spending; transmission upgrades; spending to comply with NERC Transmission Planning rules; and approximately $190 million in 2011 for completion of the steam generator replacement at Entergy Louisiana’s Waterford 3 nuclear unit.  As discussed more fully in Appendix B, the effect of the delay in the Waterford 3 replacement steam generators (which was previously planned for installation in the Spring 2011) is not reflected in the Utility capital plan.

•
Entergy Wholesale Commodities: dry cask storage, nuclear license renewal efforts, component replacement and identified repairs across the fleet, NYPA value sharing, the Indian Point Independent Safety Evaluation, and Wedgewire Screens at the Indian Point site.

Appendix D: 2011 – 2013 Planned Capital Expenditures
($ in millions) – Prepared February 2010
	2011	2012	2013	Total
Maintenance capital
Utility
Generation	126	135	123	384
Transmission	193	209	207	609
Distribution	440	451	448	1,339
Other	89	100	90	279
Total	848	895	868	2,611
Entergy Wholesale Commodities	93	93	111	297
Subtotal	941	988	979	2,908
Other capital commitments
Utility
Generation	1,098	1,071	628	2,797
Transmission	213	252	223	688
Distribution	30	26	14	70
Other	44	46	57	147
Total	1,385	1,395	922	3,702
Entergy Wholesale Commodities	273	268	264	805
Subtotal	1,658	1,663	1,186	4,507
Total Planned Capital Expenditures	2,599	2,651	2,165	7,415

E.	Definitions

Appendix E provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.

Appendix E: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
O&M expense per MWh	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year, excluding the impact of major storm activity
SAIDI	System average interruption duration index; average minutes per customer per year, excluding the impact of major storm activity
Number of retail customers	Number of customers at end of period

Entergy Wholesale Commodities
Owned capacity
Installed capacity owned and operated by Entergy Wholesale Commodities, including investments in wind generation accounted for under the equity method of accounting; EWC’s 335 MW ownership position in the Harrison County power plant was sold on December 31, 2010

GWh billed	Total number of GWh billed to customers, excluding investments in wind generation accounted for under the equity method of accounting
Average realized revenue per MWh
As-reported revenue per MWh billed for Entergy Wholesale Commodities plants, excluding revenue from the amortization of the Palisades below-market PPA and investments in wind generation accounted for under the equity method of accounting

Non-fuel O&M expense/purchased power per MWh	Operation, maintenance and refueling expenses and purchased power per MWh billed, excluding fuel and investments in wind generation accounted for under the equity method of accounting

Entergy Wholesale Commodities - Nuclear
Capacity factor	Normalized percentage of the period that the nuclear plants generate power
GWh billed	Total number of GWh billed to all customers
Average realized revenue per MWh	As-reported revenue per MWh billed for Entergy Wholesale Commodities nuclear plants, excluding revenue from the amortization of the Palisades below-market PPA
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh (based on net generation)
Refueling outage days	Number of days lost for scheduled refueling outage during the period
Planned TWh of generation
Amount of output expected to be generated by Entergy Wholesale Commodities nuclear units considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch, assuming timely renewal of plant operating licenses

Percent of planned generation sold forward
Percent of planned generation output sold or purchased forward under contracts, forward physical contracts, forward financial contracts or options (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages
Unit-contingent with availability guarantees
Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD
Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Offsetting positions	Transactions for the purchase of energy, generally to offset a Firm LD transaction which was used as a placeholder until a unit-contingent transaction could be originated and executed
Planned net MW in operation	Amount of capacity to be available to generate power and/or sell capacity considering uprates planned to be completed during the year
Bundled energy & capacity contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator
Average revenue under contract per MWh or per kW per month
Revenue on a per unit basis at which generation output, capacity, or combination of both is expected to be sold to third parties (including offsetting positions), given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market Power Purchase Agreement for Palisades.  Revenue may fluctuate due to positive or negative basis differentials, option premiums, costs to convert Firm LD to unit-contingent and other risk management costs.

Financial measures defined in the below table include measures prepared in accordance with generally accepted accounting principles, (GAAP), as well as non-GAAP measures.  Non-GAAP measures are included in this release in order to provide metrics that remove the effect of less routine financial impacts from commonly used financial metrics.

Appendix E: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures – GAAP
Return on average invested capital – as-reported	12-months rolling net income attributable to Entergy Corporation (Net Income) adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – as-reported	12-months rolling Net Income divided by average common equity
Net margin – as-reported	12-months rolling Net Income divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy’s share)	Debt issued by business joint ventures at Entergy Wholesale Commodities assets
Leases (Entergy’s share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital ratio	Gross debt divided by total capitalization
Securitization debt	Debt associated with securitization bonds issued to recover storm costs from hurricanes Rita, Ike and Gustav at Entergy Texas and the 2009 ice storm at Entergy Arkansas

Financial Measures – Non-GAAP
Operational earnings	As-reported Net Income adjusted to exclude the impact of special items
Return on average invested capital – operational	12-months rolling operational Net Income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – operational	12-months rolling operational Net Income divided by average common equity
Net margin – operational	12-months rolling operational Net Income divided by 12 months rolling revenue
Total gross liquidity	Sum of cash and revolver capacity
Debt to capital ratio, excluding securitization debt	Gross debt divided by total capitalization, excluding securitization debt
Net debt to net capital ratio, excluding securitization debt	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents, excluding securitization debt
Net debt to net capital ratio, including off-balance sheet liabilities, excluding securitization debt
Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalent, excluding securitization debt

F.	GAAP to Non-GAAP Reconciliations

Appendix F-1 and Appendix F-2 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix F-1: Reconciliation of GAAP to Non-GAAP Financial Measures – Return on Equity, Return on Invested Capital and Net Margin Metrics
($ in millions)
	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11
As-reported Net Income-rolling 12 months (A)	1,103	1,088	1,231	1,210	1,298	1,336	1,250	1,285
Preferred dividends	20	20	20	20	20	20	20	20
Tax effected interest expense	368	361	351	372	368	358	354	327
As-reported Net Income, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,491	1,469	1,602	1,602	1,686	1,714	1,624	1,632

Special items in prior quarters	(54)	(54)	(49)	(53)	(76)	(71)	(75)	(42)

Special items in current quarter
Nuclear spin-off expenses	(17)	(15)	(21)	(40)	(10)	(25)	(7)	-
Total special items (C)	(71)	(69)	(71)	(94)	(87)	(96)	(82)	(42)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,562	1,538	1,673	1,696	1,773	1,810	1,706	1,674

Operational earnings, rolling 12 months (A-C)	1,174	1,157	1,302	1,304	1,385	1,432	1,332	1,327

Average invested capital (D)	19,995	20,629	20,748	21,149	20,761	20,802	20,781	21,093

Average common equity (E)	8,045	8,230	8,290	8,745	8,769	8,608	8,555	8,698

Operating revenues (F)	12,275	11,248	10,746	10,716	11,058	11,453	11,488	11,269

ROIC – as-reported % (B/D)	7.5	7.1	7.7	7.6	8.1	8.2	7.8	7.7

ROIC – operational % ((B-C)/D)	7.8	7.5	8.1	8.0	8.5	8.7	8.2	7.9

ROE – as-reported % (A/E)	13.7	13.2	14.9	13.8	14.8	15.5	14.6	14.8

ROE – operational % ((A-C)/E)	14.6	14.1	15.7	14.9	15.8	16.6	15.6	15.3

Net margin – as-reported % (A/F)	9.0	9.7	11.5	11.3	11.7	11.7	10.9	11.4

Net margin – operational % ((A-C)/F)	9.6	10.3	12.1	12.2	12.5	12.5	11.6	11.8

Appendix F-2: Reconciliation of GAAP to Non-GAAP Financial Measures – Credit and Liquidity Metrics
($ in millions)
	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11
Gross debt (A)	11,510	11,522	12,014	12,152	11,853	12,247	11,816	12,018
Less securitization debt (B)	301	301	838	838	829	940	931	910
Gross debt, excluding securitization debt (C)	11,209	11,221	11,176	11,314	11,024	11,307	10,885	11,108
Less cash and cash equivalents (D)	1,281	1,131	1,710	1,657	1,336	1,931	1,294	726
Net debt, excluding securitization debt (E)	9,928	10,090	9,466	9,657	9,688	9,376	9,591	10,382

Total capitalization (F)	20,588	20,315	20,939	21,322	20,935	21,290	20,623	20,864
Less securitization debt (B)	301	301	838	838	829	940	931	910
Total capitalization, excluding securitization debt (G)	20,287	20,014	20,101	20,484	20,106	20,350	19,692	19,954
Less cash and cash equivalents (D)	1,281	1,131	1,710	1,657	1,336	1,931	1,294	726
Net capital, excluding securitization debt (H)	19,006	18,883	18,391	18,827	18,770	18,419	18,398	19,228

Debt to capital ratio % (A/F)	55.9	56.7	57.4	57.0	56.6	57.5	57.3	57.6

Debt to capital ratio, excluding securitization debt % (C/G)	55.3	56.1	55.6	55.2	54.8	55.6	55.3	55.7

Net debt to net capital ratio, excluding securitization debt % (E/H)	52.2	53.4	51.5	51.3	51.6	50.9	52.1	54.0

Off-balance sheet liabilities (I)	569	567	646	644	641	638	653	650

Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt % ((E+I)/(H+I))	53.6	54.8	53.1	52.9	53.2	52.5	53.8	55.5

Revolver capacity (J)	1,585	1,647	1,464	1,417	1,338	2,216	2,354	2,258

Gross liquidity (D+J)	2,866	2,778	3,174	3,074	2,674	4,147	3,648	2,984

Entergy Corporation’s common stock is listed on the New York and Chicago exchanges under the symbol “ETR”.

Additional investor information can be accessed on-line at
www.entergy.com/investor_relations

**********************************************************************************************************************
In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties.  There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2010 and (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs;(d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions; and (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.

VIII.	Financial Statements

Entergy Corporation

Consolidating Balance Sheet
March 31, 2011
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$97,204	$6,335	$258	$103,797
Temporary cash investments	342,020	259,088	21,332	622,440
Total cash and cash equivalents	439,224	265,423	21,590	726,237
Securitization recovery trust account	36,684	-	-	36,684
Notes receivable	22,000	1,222,384	(1,244,384)	-
Accounts receivable:
Customer	397,263	159,839	-	557,102
Allowance for doubtful accounts	(30,551)	(203)	-	(30,754)
Associated companies	15,580	75,151	(90,731)	-
Other	131,431	9,847	16	141,294
Accrued unbilled revenues	264,264	231	-	264,495
Total accounts receivable	777,987	244,865	(90,715)	932,137
Deferred fuel costs	52,150	-	-	52,150
Accumulated deferred income taxes	193,599	127,542	(311,840)	9,301
Fuel inventory - at average cost	216,799	3,229	-	220,028
Materials and supplies - at average cost	546,622	319,976	-	866,598
Deferred nuclear refueling outage costs	107,048	156,253	-	263,301
System agreement cost equalization	52,160	-	-	52,160
Prepaid taxes	139,861	267,227	(41,363)	365,725
Prepayments and other	91,840	158,712	2,713	253,265
TOTAL	2,675,974	2,765,611	(1,663,999)	3,777,586

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,147,271	165,311	(1,272,411)	40,171
Decommissioning trust funds	1,618,923	2,114,155	-	3,733,078
Non-utility property - at cost (less accumulated depreciation)	170,652	72,439	17,042	260,133
Other	367,616	11,317	30,000	408,933
TOTAL	3,304,462	2,363,222	(1,225,369)	4,442,315

PROPERTY, PLANT, AND EQUIPMENT

Electric	33,267,577	4,178,501	3,412	37,449,490
Property under capital lease	796,566	-	-	796,566
Natural gas	334,326	440	-	334,766
Construction work in progress	1,359,403	404,410	624	1,764,437
Nuclear fuel	825,978	706,601	-	1,532,579
TOTAL PROPERTY, PLANT AND EQUIPMENT	36,583,850	5,289,952	4,036	41,877,838
Less - accumulated depreciation and amortization	16,838,039	843,790	320	17,682,149
PROPERTY, PLANT AND EQUIPMENT - NET	19,745,811	4,446,162	3,716	24,195,689

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	839,752	-	-	839,752
Other regulatory assets	3,768,072	-	-	3,768,072
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	26,748	7,541	39,982	74,271
Other	254,468	754,209	(57,170)	951,507
TOTAL	5,435,341	764,823	(17,188)	6,182,976
		-
TOTAL ASSETS	$31,161,588	$10,339,818	$(2,902,840)	$38,598,566

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2011
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$180,027	$28,628	$-	$208,655
Notes payable and commercial paper:
Associated companies	-	98,882	(98,882)	-
Other	183,079	-	-	183,079
Account payable:
Associated companies	20,927	10,999	(31,926)	-
Other	725,092	260,695	520	986,307
Customer deposits	340,279	-	-	340,279
Accumulated deferred income taxes	17,193	151	51,226	68,570
Interest accrued	145,031	1,528	3,148	149,707
Deferred fuel costs	87,351	-	-	87,351
Obligations under capital leases	3,461	-	-	3,461
Pension and other postretirement liabilities	34,098	5,799	-	39,897
System agreement cost equalization	52,160	-	-	52,160
Other	78,538	110,248	2,492	191,278
TOTAL	1,867,236	516,930	(73,422)	2,310,744

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	7,718,461	1,150,599	(109,896)	8,759,164
Accumulated deferred investment tax credits	288,591	-	-	288,591
Obligations under capital leases	41,187	-	-	41,187
Other regulatory liabilities	605,940	-	-	605,940
Decommissioning and retirement cost liabilities	1,718,131	1,446,275	-	3,164,406
Accumulated provisions	388,041	2,402	4,542	394,985
Pension and other postretirement liabilities	1,540,225	444,146	-	1,984,371
Long-term debt	8,723,041	131,599	2,726,678	11,581,318
Other	715,741	695,754	(789,515)	621,980
TOTAL	21,739,358	3,870,775	1,831,809	27,441,942

Subsidiaries' preferred stock without sinking fund	186,510	85,988	(55,756)	216,742

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2011	2,161,268	398,987	(2,557,707)	2,548
Paid-in capital	2,416,633	1,711,258	1,238,627	5,366,518
Retained earnings	2,922,138	3,717,502	2,149,894	8,789,534
Accumulated other comprehensive income (loss)	(105,555)	38,378	-	(67,177)
Less - treasury stock, at cost (76,484,580 shares in 2011)	120,000	-	5,436,285	5,556,285
Total common shareholders' equity	7,274,484	5,866,125	(4,605,471)	8,535,138
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	7,368,484	5,866,125	(4,605,471)	8,629,138

TOTAL LIABILITIES AND EQUITY	$31,161,588	$10,339,818	$(2,902,840)	$38,598,566

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2010
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$70,182	$5,249	$859	$76,290
Temporary cash investments	751,403	448,541	18,238	1,218,182
Total cash and cash equivalents	821,585	453,790	19,097	1,294,472
Securitization recovery trust account	43,044	-	-	43,044
Notes receivable	-	1,065,356	(1,065,356)	-
Accounts receivable:
Customer	385,383	217,413	-	602,796
Allowance for doubtful accounts	(31,575)	(202)	-	(31,777)
Associated companies	20,214	66,807	(87,021)	-
Other	150,369	10,893	400	161,662
Accrued unbilled revenues	302,787	114	-	302,901
Total accounts receivable	827,178	295,025	(86,621)	1,035,582
Deferred fuel costs	64,659	-	-	64,659
Accumulated deferred income taxes	8,472	-	-	8,472
Fuel inventory - at average cost	205,258	2,262	-	207,520
Materials and supplies - at average cost	548,758	318,150	-	866,908
Deferred nuclear refueling outage costs	64,463	153,960	-	218,423
System agreement cost equalization	52,160	-	-	52,160
Prepaid taxes	190,349	111,919	(461)	301,807
Prepayments and other	64,127	174,854	7,055	246,036
TOTAL	2,890,053	2,575,316	(1,126,286)	4,339,083

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,147,271	291,453	(1,398,027)	40,697
Decommissioning trust funds	1,542,832	2,052,884	-	3,595,716
Non-utility property - at cost (less accumulated depreciation)	166,671	72,869	18,307	257,847
Other	364,937	11,009	30,000	405,946
TOTAL	3,221,711	2,428,215	(1,349,720)	4,300,206

PROPERTY, PLANT, AND EQUIPMENT

Electric	33,007,394	4,142,255	3,412	37,153,061
Property under capital lease	800,078	-	-	800,078
Natural gas	330,168	440	-	330,608
Construction work in progress	1,300,207	360,689	664	1,661,560
Nuclear fuel	760,140	617,822	-	1,377,962
TOTAL PROPERTY, PLANT AND EQUIPMENT	36,197,987	5,121,206	4,076	41,323,269
Less - accumulated depreciation and amortization	16,669,910	804,695	309	17,474,914
PROPERTY, PLANT AND EQUIPMENT - NET	19,528,077	4,316,511	3,767	23,848,355

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	845,725	-	-	845,725
Other regulatory assets	3,838,237	-	-	3,838,237
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	4,310	8,450	41,763	54,523
Other	205,826	771,252	(67,305)	909,773
TOTAL	5,440,399	782,775	(25,542)	6,197,632
		-
TOTAL ASSETS	$31,080,240	$10,102,817	$(2,497,781)	$38,685,276

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2010
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$184,291	$29,257	$86,000	$299,548
Notes payable and commercial paper:
Associated companies	-	144,497	(144,497)	-
Other	154,135	-	-	154,135
Account payable:
Associated companies	9,696	13,420	(23,116)	-
Other	878,584	300,235	2,280	1,181,099
Customer deposits	335,058	-	-	335,058
Accumulated deferred income taxes	(8,062)	49,522	7,847	49,307
Interest accrued	201,799	669	15,217	217,685
Deferred fuel costs	166,409	-	-	166,409
Obligations under capital leases	3,388	-	-	3,388
Pension and other postretirement liabilities	34,283	5,579	-	39,862
System agreement cost equalization	52,160	-	-	52,160
Other	78,689	193,497	5,412	277,598
TOTAL	2,090,430	736,676	(50,857)	2,776,249

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	7,514,297	924,485	134,864	8,573,646
Accumulated deferred investment tax credits	292,330	-	-	292,330
Obligations under capital leases	42,078	-	-	42,078
Other regulatory liabilities	539,026	-	-	539,026
Decommissioning and retirement cost liabilities	1,728,469	1,420,010	-	3,148,479
Accumulated provisions	388,081	2,595	4,574	395,250
Pension and other postretirement liabilities	1,700,368	474,996	-	2,175,364
Long-term debt	8,553,358	132,143	2,631,656	11,317,157
Other	712,060	696,049	(789,550)	618,559
TOTAL	21,470,067	3,650,278	1,981,544	27,101,889

Subsidiaries' preferred stock without sinking fund	186,510	85,985	(55,757)	216,738

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2010	2,161,268	398,987	(2,557,707)	2,548
Paid-in capital	2,416,633	1,566,166	1,384,675	5,367,474
Retained earnings	2,889,317	3,594,952	2,205,132	8,689,401
Accumulated other comprehensive income (loss)	(107,985)	69,773	-	(38,212)
Less - treasury stock, at cost (76,006,920 shares in 2010)	120,000	-	5,404,811	5,524,811
Total common shareholders' equity	7,239,233	5,629,878	(4,372,711)	8,496,400
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	7,333,233	5,629,878	(4,372,711)	8,590,400

TOTAL LIABILITIES AND EQUITY	$31,080,240	$10,102,817	$(2,497,781)	$38,685,276

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2011 vs December 31, 2010
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$27,022	$1,086	$(601)	$27,507
Temporary cash investments	(409,383)	(189,453)	3,094	(595,742)
Total cash and cash equivalents	(382,361)	(188,367)	2,493	(568,235)
Securitization recovery trust account	(6,360)	-	-	(6,360)
Notes receivable	22,000	157,028	(179,028)	-
Accounts receivable:
Customer	11,880	(57,574)	-	(45,694)
Allowance for doubtful accounts	1,024	(1)	-	1,023
Associated companies	(4,634)	8,344	(3,710)	-
Other	(18,938)	(1,046)	(384)	(20,368)
Accrued unbilled revenues	(38,523)	117	-	(38,406)
Total accounts receivable	(49,191)	(50,160)	(4,094)	(103,445)
Deferred fuel costs	(12,509)	-	-	(12,509)
Accumulated deferred income taxes	185,127	127,542	(311,840)	829
Fuel inventory - at average cost	11,541	967	-	12,508
Materials and supplies - at average cost	(2,136)	1,826	-	(310)
Deferred nuclear refueling outage costs	42,585	2,293	-	44,878
System agreement cost equalization	-	-	-	-
Prepaid taxes	(50,488)	155,308	(40,902)	63,918
Prepayments and other	27,713	(16,142)	(4,342)	7,229
TOTAL	(214,079)	190,295	(537,713)	(561,497)

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	-	(126,142)	125,616	(526)
Decommissioning trust funds	76,091	61,271	-	137,362
Non-utility property - at cost (less accumulated depreciation)	3,981	(430)	(1,265)	2,286
Other	2,679	308	-	2,987
TOTAL	82,751	(64,993)	124,351	142,109

PROPERTY, PLANT, AND EQUIPMENT

Electric	260,183	36,246	-	296,429
Property under capital lease	(3,512)	-	-	(3,512)
Natural gas	4,158	-	-	4,158
Construction work in progress	59,196	43,721	(40)	102,877
Nuclear fuel	65,838	88,779	-	154,617
TOTAL PROPERTY, PLANT AND EQUIPMENT	385,863	168,746	(40)	554,569
Less - accumulated depreciation and amortization	168,129	39,095	11	207,235
PROPERTY, PLANT AND EQUIPMENT - NET	217,734	129,651	(51)	347,334

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	(5,973)	-	-	(5,973)
Other regulatory assets	(70,165)	-	-	(70,165)
Deferred fuel costs	-	-	-	-
Goodwill	-	-	-	-
Accumulated deferred income taxes	22,438	(909)	(1,781)	19,748
Other	48,642	(17,043)	10,135	41,734
TOTAL	(5,058)	(17,952)	8,354	(14,656)

TOTAL ASSETS	$81,348	$237,001	$(405,059)	$(86,710)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2011 vs December 31, 2010
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$(4,264)	$(629)	$(86,000)	$(90,893)
Notes payable and commercial paper:
Associated companies	-	(45,615)	45,615	-
Other	28,944	-	-	28,944
Account payable:
Associated companies	11,231	(2,421)	(8,810)	-
Other	(153,492)	(39,540)	(1,760)	(194,792)
Customer deposits	5,221	-	-	5,221
Accumulated deferred income taxes	25,255	(49,371)	43,379	19,263
Interest accrued	(56,768)	859	(12,069)	(67,978)
Deferred fuel costs	(79,058)	-	-	(79,058)
Obligations under capital leases	73	-	-	73
Pension and other postretirement liabilities	(185)	220	-	35
System agreement cost equalization	-	-	-	-
Other	(151)	(83,249)	(2,920)	(86,320)
TOTAL	(223,194)	(219,746)	(22,565)	(465,505)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	204,164	226,114	(244,760)	185,518
Accumulated deferred investment tax credits	(3,739)	-	-	(3,739)
Obligations under capital leases	(891)	-	-	(891)
Other regulatory liabilities	66,914	-	-	66,914
Decommissioning and retirement cost liabilities	(10,338)	26,265	-	15,927
Accumulated provisions	(40)	(193)	(32)	(265)
Pension and other postretirement liabilities	(160,143)	(30,850)	-	(190,993)
Long-term debt	169,683	(544)	95,022	264,161
Other	3,681	(295)	35	3,421
TOTAL	269,291	220,497	(149,735)	340,053

Subsidiaries' preferred stock without sinking fund	-	3	1	4

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2011 and in 2010	-	-	-	-
Paid-in capital	-	145,092	(146,048)	(956)
Retained earnings	32,821	122,550	(55,238)	100,133
Accumulated other comprehensive income (loss)	2,430	(31,395)	-	(28,965)
Less - treasury stock, at cost	-	-	31,474	31,474
Total common shareholders' equity	35,251	236,247	(232,760)	38,738
Subsidiaries' preferred stock without sinking fund	-	-	-	-
TOTAL	35,251	236,247	(232,760)	38,738

TOTAL LIABILITIES AND EQUITY	$81,348	$237,001	$(405,059)	$(86,710)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2011
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$1,866,495	$-	$(596)	$1,865,899
Natural gas	71,123	-	-	71,123
Competitive businesses	-	610,146	(5,960)	604,186
Total	1,937,618	610,146	(6,556)	2,541,208

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	438,157	69,722	(186)	507,693
Purchased power	356,544	15,768	(9,694)	362,618
Nuclear refueling outage expenses	26,476	37,509	-	63,985
Other operation and maintenance	448,201	209,143	(1,596)	655,748
Decommissioning	27,162	28,103	-	55,265
Taxes other than income taxes	103,591	21,412	231	125,234
Depreciation and amortization	220,605	43,231	1,049	264,885
Other regulatory charges (credits) - net	(5,111)	-	-	(5,111)
Total	1,615,625	424,888	(10,196)	2,030,317

OPERATING INCOME	321,993	185,258	3,640	510,891

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	17,289	-	-	17,289
Interest and investment income	36,595	30,898	(40,746)	26,747
Other than temporary impairment losses	-	-	-	-
Miscellaneous - net	(4,502)	(3,237)	(1,660)	(9,399)
Total	49,382	27,661	(42,406)	34,637

INTEREST EXPENSE
Interest expense	121,052	4,745	10,337	136,134
Allowance for borrowed funds used during construction	(8,534)	-	-	(8,534)
Total	112,518	4,745	10,337	127,600

INCOME BEFORE INCOME TAXES	258,857	208,174	(49,103)	417,928

Income taxes	90,204	84,941	(10,895)	164,250

CONSOLIDATED NET INCOME	168,653	123,233	(38,208)	253,678

Preferred dividend requirements of subsidiaries	4,332	683	-	5,015

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$164,321	$122,550	$(38,208)	$248,663

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.92	$0.68	$(0.21)	$1.39
DILUTED	$0.91	$0.68	$(0.21)	$1.38

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,834,342
DILUTED				180,083,830

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2010
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,007,802	$-	$(871)	$2,006,931
Natural gas	96,027	-	-	96,027
Competitive businesses	-	660,399	(4,010)	656,389
Total	2,103,829	660,399	(4,881)	2,759,347

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	478,055	81,119	(506)	558,668
Purchased power	467,895	14,483	(7,474)	474,903
Nuclear refueling outage expenses	27,600	34,689	-	62,289
Other operation and maintenance	435,168	259,697	7,625	702,489
Decommissioning	25,420	26,155	-	51,576
Taxes other than income taxes	109,830	24,866	716	135,412
Depreciation and amortization	227,547	40,513	1,144	269,204
Other regulatory charges (credits) - net	28,092	-	-	28,092
Total	1,799,607	481,522	1,505	2,282,633

	304,222	178,877	(6,386)	476,714
OPERATING INCOME

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	13,296	-	-	13,296
Interest and investment income	37,828	49,486	(38,893)	48,421
Other than temporary impairment losses	-	(212)	-	(212)
Miscellaneous - net	(995)	1,874	(1,401)	(522)
Total	50,129	51,148	(40,294)	60,983

INTEREST EXPENSE
Interest expense	129,412	51,943	(2,157)	179,199
Allowance for borrowed funds used during construction	(8,001)	-	-	(8,001)
Total	121,411	51,943	(2,157)	171,198

INCOME BEFORE INCOME TAXES	232,940	178,082	(44,523)	366,499

Income taxes	89,970	87,540	(29,825)	147,685

CONSOLIDATED NET INCOME	142,970	90,542	(14,698)	218,814

Preferred dividend requirements of subsidiaries	4,332	683	-	5,015

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$138,638	$89,859	$(14,698)	$213,799

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.73	$0.48	$(0.08)	$1.13
DILUTED	$0.73	$0.47	$(0.08)	$1.12

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				189,202,684
DILUTED				191,283,703

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(141,307)	$-	$275	$(141,032)
Natural gas	(24,904)	-	-	(24,904)
Competitive businesses	-	(50,253)	(1,950)	(52,203)
Total	(166,211)	(50,253)	(1,675)	(218,139)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(39,898)	(11,397)	320	(50,975)
Purchased power	(111,351)	1,285	(2,220)	(112,285)
Nuclear refueling outage expenses	(1,124)	2,820	-	1,696
Other operation and maintenance	13,033	(50,554)	(9,221)	(46,741)
Decommissioning	1,742	1,948	-	3,689
Taxes other than income taxes	(6,239)	(3,454)	(485)	(10,178)
Depreciation and amortization	(6,942)	2,718	(95)	(4,319)
Other regulatory charges (credits ) - net	(33,203)	-	-	(33,203)
Total	(183,982)	(56,634)	(11,701)	(252,316)

OPERATING INCOME	17,771	6,381	10,026	34,177

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	3,993	-	-	3,993
Interest and investment income	(1,233)	(18,588)	(1,853)	(21,674)
Other than temporary impairment losses	-	212	-	212
Miscellaneous - net	(3,507)	(5,111)	(259)	(8,877)
Total	(747)	(23,487)	(2,112)	(26,346)

INTEREST EXPENSE
Interest expense	(8,360)	(47,198)	12,494	(43,065)
Allowance for borrowed funds used during construction	(533)	-	-	(533)
Total	(8,893)	(47,198)	12,494	(43,598)

INCOME BEFORE INCOME TAXES	25,917	30,092	(4,580)	51,429

Income taxes	234	(2,599)	18,930	16,565

CONSOLIDATED NET INCOME	25,683	32,691	(23,510)	34,864

Preferred dividend requirements of subsidiaries	-	-	-	-

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$25,683	$32,691	$(23,510)	$34,864

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.19	$0.20	$(0.13)	$0.26
DILUTED	$0.18	$0.21	$(0.13)	$0.26

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2011
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,602,367	$-	$(2,762)	$8,599,605
Natural gas	172,754	-	-	172,754
Competitive businesses	-	2,515,903	(18,824)	2,497,079
Total	8,775,121	2,515,903	(21,586)	11,269,438

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,177,367	291,463	(1,224)	2,467,606
Purchased power	1,516,815	63,798	(33,482)	1,547,131
Nuclear refueling outage expenses	107,075	150,744	-	257,819
Other operation and maintenance	1,961,925	996,487	(35,752)	2,922,661
Decommissioning	106,000	109,426	-	215,426
Taxes other than income taxes	425,132	98,424	564	524,120
Depreciation and amortization	895,185	165,898	4,493	1,065,575
Other regulatory charges (credits) - net	11,718	-	-	11,718
Total	7,201,217	1,876,240	(65,401)	9,012,056

Gain on sale of business	-	44,173	-	44,173

OPERATING INCOME	1,573,904	683,836	43,815	2,301,555

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	63,374	-	-	63,374
Interest and investment income	181,260	152,570	(170,049)	163,781
Other than temporary impairment losses	-	(1,166)	-	(1,166)
Miscellaneous - net	(24,328)	(22,458)	(10,215)	(57,001)
Total	220,306	128,946	(180,264)	168,988

INTEREST EXPENSE
Interest expense	519,860	24,619	22,603	567,082
Allowance for borrowed funds used during construction	(35,512)	-	-	(35,511)
Total	484,348	24,619	22,603	531,571

INCOME BEFORE INCOME TAXES	1,309,862	788,163	(159,052)	1,938,972

Income taxes	454,461	266,050	(86,707)	633,803

CONSOLIDATED NET INCOME	855,401	522,113	(72,345)	1,305,169

Preferred dividend requirements of subsidiaries	17,331	2,732	-	20,063

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$838,070	$519,381	$(72,345)	$1,285,106

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.57	$2.83	$(0.39)	$7.01
DILUTED	$4.53	$2.80	$(0.39)	$6.94

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				183,453,875
DILUTED				185,046,811

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2010
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$7,862,785	$-	$(2,755)	$7,860,030
Natural gas	194,190	-	-	194,190
Competitive businesses	-	2,678,972	(17,309)	2,661,664
Total	8,056,975	2,678,972	(20,064)	10,715,884

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,726,547	297,379	(1,759)	2,022,167
Purchased power	1,507,780	63,957	(24,886)	1,546,851
Nuclear refueling outage expenses	107,526	139,293	-	246,820
Other operation and maintenance	1,849,360	968,130	(8,890)	2,808,599
Decommissioning	100,067	101,830	-	201,897
Taxes other than income taxes	405,926	96,871	2,078	504,874
Depreciation and amortization	933,426	156,055	4,645	1,094,126
Other regulatory charges (credits) - net	35,838	-	-	35,838
Total	6,666,470	1,823,515	(28,812)	8,461,172

Gain on sale of business	-	-	-	-

OPERATING INCOME	1,390,505	855,457	8,748	2,254,712

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	55,894	-	-	55,894
Interest and investment income	175,227	210,568	(147,102)	238,692
Other than temporary impairment losses	-	(70,575)	-	(70,575)
Miscellaneous - net	(2,355)	(17,827)	(7,437)	(27,618)
Total	228,766	122,166	(154,539)	196,393

INTEREST EXPENSE
Interest expense	509,600	110,006	16,011	635,619
Allowance for borrowed funds used during construction	(31,424)	-	-	(31,424)
Total	478,176	110,006	16,011	604,195

INCOME BEFORE INCOME TAXES	1,141,095	867,617	(161,802)	1,846,910

Income taxes	405,188	306,980	(94,789)	617,379

CONSOLIDATED NET INCOME	735,907	560,637	(67,013)	1,229,531

Preferred dividend requirements of subsidiaries	17,329	2,647	-	19,976

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$718,578	$557,990	$(67,013)	$1,209,555

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$3.76	$2.91	$(0.35)	$6.32
DILUTED	$3.72	$2.88	$(0.35)	$6.25

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				191,411,500
DILUTED				193,604,305

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$739,582	$-	$(7)	$739,575
Natural gas	(21,436)	-	-	(21,436)
Competitive businesses	-	(163,069)	(1,515)	(164,585)
Total	718,146	(163,069)	(1,522)	553,554

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	450,820	(5,916)	535	445,439
Purchased power	9,035	(159)	(8,596)	280
Nuclear refueling outage expenses	(451)	11,451	-	10,999
Other operation and maintenance	112,565	28,357	(26,862)	114,062
Decommissioning	5,933	7,596	-	13,529
Taxes other than income taxes	19,206	1,553	(1,514)	19,246
Depreciation and amortization	(38,241)	9,843	(152)	(28,551)
Other regulatory charges (credits )- net	(24,120)	-	-	(24,120)
Total	534,747	52,725	(36,589)	550,884

Gain on sale of business	-	44,173	-	44,173

OPERATING INCOME	183,399	(171,621)	35,067	46,843

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	7,480	-	-	7,480
Interest and investment income	6,033	(57,998)	(22,947)	(74,911)
Other than temporary impairment losses	-	69,409	-	69,409
Miscellaneous - net	(21,973)	(4,631)	(2,778)	(29,383)
Total	(8,460)	6,780	(25,725)	(27,405)

INTEREST EXPENSE
Interest expense	10,260	(85,387)	6,592	(68,537)
Allowance for borrowed funds used during construction	(4,088)	-	-	(4,087)
Total	6,172	(85,387)	6,592	(72,624)

INCOME BEFORE INCOME TAXES	168,767	(79,454)	2,750	92,062

Income taxes	49,273	(40,930)	8,082	16,424

CONSOLIDATED NET INCOME	119,494	(38,524)	(5,332)	75,638

Preferred dividend requirements of subsidiaries	2	85	-	87

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$119,492	$(38,609)	$(5,332)	$75,551

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.81	$(0.08)	$(0.04)	$0.69
DILUTED	$0.81	$(0.08)	$(0.04)	$0.69

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended March 31, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)

	2011	2010	Variance

OPERATING ACTIVITIES
Consolidated net income	$253,678	$218,814	$34,864
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	422,411	423,432	(1,021)
Deferred income taxes, investment tax credits, and non-current taxes accrued	173,784	133,533	40,251
Changes in working capital:
Receivables	102,711	43,830	58,881
Fuel inventory	(12,508)	(6,324)	(6,184)
Accounts payable	(154,398)	(79,250)	(75,148)
Prepaid taxes and taxes accrued	(63,918)	(15,038)	(48,880)
Interest accrued	(67,978)	(36,676)	(31,302)
Deferred fuel	(66,548)	964	(67,512)
Other working capital accounts	(102,294)	34,565	(136,859)
Changes in provisions for estimated losses	(779)	(35,870)	35,091
Changes in other regulatory assets	48,889	(66,248)	115,137
Changes in pensions and other postretirement liabilities	(190,958)	(40,884)	(150,074)
Other	(18,991)	99,417	(118,408)
Net cash flow provided by operating activities	323,101	674,265	(351,164)

INVESTING ACTIVITIES
Construction/capital expenditures	(486,561)	(447,476)	(39,085)
Allowance for equity funds used during construction	17,289	13,296	3,993
Nuclear fuel purchases	(300,975)	(65,336)	(235,639)
Proceeds from sale of assets and businesses	-	9,675	(9,675)
Changes in transition charge account	6,360	(21,940)	28,300
NYPA value sharing payment	(72,000)	(72,000)	-
Payments to storm reserve escrow account	(1,736)	(1,609)	(127)
Receipts from storm reserve escrow account	-	9,925	(9,925)
Decrease (increase) in other investments	(21,212)	88,100	(109,312)
Proceeds from nuclear decommissioning trust fund sales	492,682	770,781	(278,099)
Investment in nuclear decommissioning trust funds	(530,672)	(798,864)	268,192
Net cash flow used in investing activities	(896,825)	(515,448)	(381,377)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	411,444	42,545	368,899
Common stock and treasury stock	12,280	6,078	6,202
Retirement of long-term debt	(278,084)	(100,289)	(177,795)
Repurchase of common stock	(54,404)	-	(54,404)
Changes in credit line borrowings - net	68,244	(13,368)	81,612
Dividends paid:
Common stock	(148,678)	(141,892)	(6,786)
Preferred stock	(5,015)	(5,015)	-
Net cash flow provided by (used in) financing activities	5,787	(211,941)	217,728

Effect of exchange rates on cash and cash equivalents	(298)	607	(905)

Net increase (decrease) in cash and cash equivalents	(568,235)	(52,517)	(515,718)

Cash and cash equivalents at beginning of period	1,294,472	1,709,551	(415,079)

Cash and cash equivalents at end of period	$726,237	$1,657,034	$(930,797)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$164,563	$130,371	$34,192
Income taxes	$(4,380)	$(1,385)	$(2,995)

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended March 31, 2011 vs. 2010
(Dollars in thousands)
(Unaudited)

	2011	2010	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,305,169	$1,229,531	$75,638
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,704,310	1,533,849	170,461
Deferred income taxes, investment tax credits, and non-current taxes accrued	759,238	843,188	(83,950)
Gain on sale of business	(44,173)	-	(44,173)
Changes in working capital:
Receivables	(40,759)	57,846	(98,605)
Fuel inventory	(16,849)	30,598	(47,447)
Accounts payable	141,487	40,507	100,980
Prepaid taxes and taxes accrued	(165,868)	(62,426)	(103,442)
Interest accrued	(13,651)	5,711	(19,362)
Deferred fuel	(58,603)	(202,230)	143,627
Other working capital accounts	(297,185)	(88,178)	(209,007)
Changes in provisions for estimated losses	300,375	(49,181)	349,556
Changes in other regulatory assets	454,545	(33,523)	488,068
Changes in pensions and other postretirement liabilities	(230,918)	60,063	(290,981)
Other	(222,201)	(132,951)	(89,250)
Net cash flow provided by operating activities	3,574,917	3,232,804	342,113

INVESTING ACTIVITIES
Construction/capital expenditures	(2,013,371)	(1,922,984)	(90,387)
Allowance for equity funds used during construction	63,374	55,894	7,480
Nuclear fuel purchases	(643,350)	(471,920)	(171,430)
Proceeds from sale/leaseback of nuclear fuel	-	273,957	(273,957)
Proceeds from sale of assets and businesses	218,496	49,229	169,267
Insurance proceeds received for property damages	7,894	53,760	(45,866)
Changes in transition charge account	(1,645)	(15,145)	13,500
NYPA value sharing payment	(72,000)	(72,000)	-
Payments to storm reserve escrow account	(296,741)	(6,599)	(290,142)
Receipts from storm reserve escrow account	-	9,925	(9,925)
Decrease (increase) in other investments	(84,356)	179,905	(264,261)
Proceeds from nuclear decommissioning trust fund sales	2,328,284	2,758,138	(429,854)
Investment in nuclear decommissioning trust funds	(2,462,185)	(2,855,200)	393,015
Net cash flow used in investing activities	(2,955,600)	(1,963,040)	(992,560)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	4,239,593	1,556,027	2,683,566
Common stock and treasury stock	57,365	33,349	24,016
Retirement of long-term debt	(4,355,922)	(1,728,435)	(2,627,487)
Repurchase of common stock	(932,980)	(613,125)	(319,855)
Redemption of preferred stock	-	(1,847)	1,847
Changes in credit line borrowings - net	73,100	(63,368)	136,468
Dividends paid:
Common stock	(610,640)	(576,763)	(33,877)
Preferred stock	(20,063)	(19,975)	(88)
Net cash flow used in financing activities	(1,549,547)	(1,414,137)	(135,410)

Effect of exchange rates on cash and cash equivalents	(567)	(1,551)	984

Net increase (decrease) in cash and cash equivalents	(930,797)	(145,924)	(784,873)

Cash and cash equivalents at beginning of period	1,657,034	1,802,958	(145,924)

Cash and cash equivalents at end of period	$726,237	$1,657,034	$(930,797)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$568,196	$556,933	$11,263
Income taxes	$29,149	$56,811	$(27,662)